Exhibit 99.1

Press Release

Media contacts:	Local Union offices.
Lisa McLaughlin	Local 4400: 513.681.4400
Cincinnati Bell	Local 4401: 513.421.2236
513.368.1860
lisa.mclaughlin@gyrohsr.com
Cincinnati Bell and CWA Reach Tentative Agreement on New Contract
CINCINNATI, OHIO — May 7, 2011 — Cincinnati Bell Inc. (NYSE:CBB) and the Communications Workers of America (CWA) and its Locals 4400 and 4401 announced today that they have reached a tentative agreement on a new 39-month labor contract.
     The negotiated agreement, which extends through August 09, 2014, replaces the current three-year agreement that expires at 11:59 p.m. on Saturday, May 7, 2011.
     “We are pleased to reach agreement on a new labor contract with the CWA, underscoring our longstanding cooperative relationship,” said Jack Cassidy, president and chief executive officer of Cincinnati Bell. “We believe the new agreement reflects the best interests of our customers, employees, and shareholders.”
     The new contract results in compensation increases, excellent healthcare plans, and, depending on the employee, either the continuation of pension credits or enhancement of 401k benefits.
     Commenting on the tentative agreement, Seth Rosen, vice president of CWA District 4 said, “I am pleased that we were able to reach a tentative agreement with Cincinnati Bell Telephone that includes a commitment from CBT to retain jobs in Cincinnati.”
     A detailed summary of the new agreement will be sent to each employee and details will be posted on the CWA’s website in the coming days.
     CWA members of Locals 4400 and 4401 will vote to approve this agreement. Ratification is expected sometime in June and will be by mail ballot. The CWA represents approximately 1,000 Cincinnati Bell employees.
About Cincinnati Bell Inc.
With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions—including local, long distance, data, Internet, entertainment and wireless services — that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, Cincinnati Bell provides best-in-class data center colocation services to enterprise customers in the Midwest and Texas with fully redundant power and cooling solutions. Complementing the colocation products, Cincinnati Bell also offers complex information technology solutions like managed services and technology staffing. For more information, visit www.cincinnatibell.com.

Safe Harbor Note
Certain of the statements and predictions contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, statements, projections or estimates that include or reference the words “believes,” “anticipates,” “plans,” “intends,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to: changing market conditions and growth rates within the telecommunications industry or generally within the overall economy; changes in competition in markets in which the company operates; pressures on the pricing of company products and services; advances in telecommunications technology; the ability to generate sufficient cash flow to fund the company’s business plan, repay the company’s debt and interest obligations, and maintain its networks; the ability to refinance indebtedness when required on commercially reasonable terms; changes in the telecommunications regulatory environment; changes in the demand for the company’s services and products; the demand for particular products and services within the overall mix of products sold, as the company’s products and services have varying profit margins; the company’s ability to introduce new service and product offerings on a timely and cost effective basis; work stoppages caused by labor disputes; restrictions imposed under various credit facilities and debt instruments; the company’s ability to attract and retain highly qualified employees; the company’s ability to access capital markets and the successful execution of restructuring initiatives; changes in the funded status of the company’s retiree pension and healthcare plans; changes in the company’s relationships with current large customers, a small number of whom account for a significant portion of company revenue; disruption in the company’s back-office information technology systems, including its billing system; the company’s ability to integrate successfully the business of Cyrus Networks, LLC with the company’s existing operations and to achieve the anticipated benefits of the acquisition of Cyrus Networks, LLC; and failure of or disruption in the operation of the company’s data centers. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s Form 10-K report, Form 10-Q reports and Form 8-K reports. The forward-looking statements included in this press release represent company estimates as of May 7, 2011. Cincinnati Bell anticipates that subsequent events and developments will cause its estimates to change.
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